Exhibit 10.14

FORM OF

RESTRICTED STOCK UNIT AWARD AGREEMENT

This Restricted Stock Unit Award Agreement (this “Award Agreement”) evidences an award of restricted stock units (“RSUs”) by Constellium N.V., a Netherlands naamloze vennootschap (the “Company”), under its 2013 Equity Incentive Plan (the “Plan”). Capitalized terms not defined in the Award Agreement have the meanings given to them in the Plan.

Name of Participant:	[Participant Name]

Grant Date:	[Day] [Month] [Year]

Number of RSUs:	[Number of RSUs]

Vesting Schedule:	[Vesting Date]	[Vested Percentage]%
	[Vesting Date]	[Vested Percentage]%

The RSUs shall only vest if: [(a)] the Participant is continuously employed by the Company from the Grant Date (and not in a termination notice period) through the applicable Vesting Date[; Other Vesting Conditions, If Any].

Any failure to satisfy the aforementioned conditions will result in an immediate forfeiture of the RSUs.

Delivery Date:	No later than 30 days after the applicable Vesting Date, the Company shall deliver to the Participant one Share for each RSU that becomes vested on such Vesting Date, subject to applicable tax withholding (the date on which a Share is so issued, the “Delivery Date” of such Share).

Dividend Equivalents:	On each Delivery Date, the Company shall pay to the Participant a cash amount equal to the product of (x) all cash dividends or other distributions (other than cash dividends or other distributions pursuant to which the RSUs were adjusted pursuant to Section 3(c) of the Plan), if any, paid on a Share from the Grant Date to such Delivery Date and (y) the number of Shares delivered to the Participant on such Delivery Date (including for this purpose any Shares that would have been delivered on such Delivery Date but for being withheld to satisfy tax withholding obligations).

All other terms of the RSUs shall be as set forth in the Plan, and the Plan is incorporated herein by reference. The Award Agreement and the Plan constitute the entire agreement and understanding of the parties with respect to the RSUs. In the event that any provision of the Award Agreement is inconsistent with the Plan, the terms of the Plan shall control. By accepting this Award, the Participant agrees to be subject to the terms and conditions of the Plan.

This Award Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Award Agreement to be duly executed as of the Grant Date.

CONSTELLIUM N.V.

By:
Name: [Name] Title: [Title]

PARTICIPANT

[Participant Name]